UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2008

CEDAR FAIR, L.P.

(Exact name of registrant as specified in its charter)

DELAWARE	1-9444	34-1560655
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

One Cedar Point Drive, Sandusky, Ohio	44870-5259
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 626-0830

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2008, at the Annual Meeting of Limited Partner Unitholders of Cedar Fair, L.P. (“Cedar Fair”), the Cedar Fair unitholders approved the adoption of the Cedar Fair, L.P. 2008 Omnibus Incentive Plan (the “Omnibus Plan”). Under the Omnibus Plan, participants may be awarded unit options, unit appreciation rights, restricted unit awards, performance awards, other unit awards, cash incentive awards and long-term incentive awards. A total of 2,500,000 units of limited partnership interest are available for award under the Omnibus Plan, subject to certain adjustments as provided in the plan. No participant may be granted awards in any one calendar year with respect to more than 200,000 units. The Omnibus Plan has a ten-year term.

The Omnibus Plan is administered by the Compensation Committee, which has full power and authority to interpret and administer the Omnibus Plan and any award agreements. The Compensation Committee’s powers include the power to select the eligible persons to whom awards will be granted. Key employees, officers and Directors (including non-employee Directors) of Cedar Fair, any of its affiliates covered by the Omnibus Plan, and Cedar Fair Management, Inc., its general partner, are eligible for selection by the Compensation Committee to participate in the Omnibus Plan. The Compensation Committee’s powers also include the authority to determine the types of awards to be granted, and the terms and conditions of plan awards consistent with the terms of the Omnibus Plan (including, for example, the vesting schedule, performance criteria, targets and performance periods, where applicable).

The description of the Omnibus Plan set forth above is qualified in its entirety by reference to the full text of the Omnibus Plan, which is filed as Exhibit 10.1 to this current report on Form 8-K.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Cedar Fair, L.P. 2008 Omnibus Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEDAR FAIR, L.P. By Cedar Fair Management, Inc., General Partner

By:	/s/ Peter J. Crage
Peter J. Crage Corporate Vice President - Finance and Chief Financial Officer

Date: May 20, 2008

EXHIBIT INDEX

Exhibit No.	Description
10.1	Cedar Fair, L.P. 2008 Omnibus Incentive Plan